EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2018, relating to the consolidated financial statements of MoSys, Inc., which appears in the Annual Report on Form 10-K of MoSys, Inc. for the year ended December 31, 2017.

/s/ BPM LLP

San Jose, California

February 15, 2019